EXHIBIT 99.01

Contact:  Cynthia Merrell
          Chief Financial Officer
          Cree, Inc.
          cynthia_merrell@cree.com
          (T) 919-313-5300
          (F) 919-313-5995


                  CREE REPORTS FINANCIAL RESULTS FOR THE SECOND
                           QUARTER OF FISCAL YEAR 2005

                     Revenue Increases to $97.5 Million with
                         EPS of $0.32 Per Diluted Share

Durham, NC, January 13, 2005 - Cree, Inc. (Nasdaq: CREE) today announced revenue of $97,451,000 for the second quarter of fiscal 2005 which ended on December 26, 2004, representing a 34 percent increase over the Company's comparable year ago period revenue of $72,684,000. Net income for the second quarter increased 92 percent to $25,022,000, or $0.32 per share, compared to $13,007,000, or $0.17 per share, as reported for the second quarter of fiscal 2004. Gross margin for the second quarter of fiscal 2005 was 50.4 percent of revenue and compares to
46.6 percent in the prior year period and to 56.0 percent reported for the first quarter of fiscal 2005. Gross margin decreased sequentially due to increased LED costs associated with the three-inch wafer conversion and X class product ramp up, lower than expected December LED shipments and lower LED average sales prices due to changes in product and customer mix.

During the second quarter of fiscal 2005, net income benefited from $3.9 million, or $0.05 per share, of net non-operating and other tax adjustments. These adjustments included a tax benefit associated with the Company's investment in a public company offset by other tax adjustments and a charge recorded for the decline in the value of a private equity investment. EPS was negatively impacted by approximately $0.01 per share due to an increase in the number of fully diluted shares outstanding resulting from the increase in the Company's stock price and employee stock option exercises during the second quarter.

For the six-month period ended December 26, 2004, Cree reported revenue of $193,348,000, an increase of 39 percent over the $138,895,000 reported for the comparable period in fiscal year 2004. Net income for the six-month period more than doubled to $49,450,000, or $0.64 per share, compared to $21,886,000, or $0.29 per share, in the year ago period.

"Our fundamentals remain strong and we continue to see strength in the demand for our new products which has enabled us to continue to deliver solid financial results. Overall gross margin decreased in our second quarter, but still remained healthy at 50 percent of our sales, particularly in light of the three-inch chip conversion and product ramp up costs experienced during the quarter," stated Chuck Swoboda, Cree President and CEO. "Our focus in the third quarter will be to increase market share with our new X class LED products to offset the forecasted seasonal slow down in mobile phone production and we believe that we are well positioned based on our current backlog of orders."

Business Outlook:

For its third quarter of fiscal 2005, Cree currently targets revenue in a range of $94 to $98 million with earnings of $0.24 to $0.27 per diluted share.

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the second quarter fiscal 2005 results and the third quarter fiscal 2005 business outlook, including significant factors and assumptions underlying the targets noted above. The conference call will be available to the public through a live audio web broadcast via the Internet. Log onto Cree's website at www.cree.com and go to "News & Investor--Overview" for webcast details. The call will be archived and available on the website through January 27, 2005.

Supplemental financial information is available under "Q2 '05 Financial Metrics"
in    the    "Investor     Info"    section    of    Cree's    web    site    at
http://www.cree.com/news/metrics.asp.

About Cree, Inc.

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide (SiC) and gallium nitride (GaN) materials technology to produce new and enabling semiconductors. The products include blue, green and near ultraviolet (UV) light emitting diodes (LEDs), power switching devices, and radio frequency (RF) and microwave devices. The Company is currently developing near UV lasers. Targeted applications for these products include solid-state illumination, power switching, wireless infrastructure and optical storage. Cree understands the important convergence of science, technology and creativity, placing high value on ideas, as well as the energy and ability of its people. For more information on Cree, please visit www.cree.com.

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including our ability to complete development and commercialization of products under development, such as our pipeline of brighter LEDs; our ability to lower costs; potential changes in demand; the risk that price stability, improved operational efficiencies, and the favorable product mix we have experienced will not continue; the risk that, due to the complexity of our manufacturing processes and transition of production to three-inch wafers, we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; risks associated with the ramp up of our production for our new products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; our ability to utilize tax loss carryforwards in future periods; risks associated with securities litigation; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 27, 2004 and subsequent reports filed with the SEC.

Cree and the Cree logo are registered trademarks of Cree, Inc.

                                            CREE, INC.
                                 CONSOLIDATED STATEMENTS OF INCOME
                               (in thousands, except per share data)


                                               Three Months Ended             Six Months Ended
                                            12/26/2004   12/28/2003       12/26/2004   12/28/2003
                                            (Unaudited)  (Unaudited)      (Unaudited)  (Unaudited)
                                            -----------  -----------      -----------  -----------
Product revenue                              $ 91,446     $ 66,585         $181,632     $125,748
Contract revenue                                6,005        6,099           11,716       13,147
                                            -----------  -----------      -----------  -----------
Total revenue                                  97,451       72,684          193,348      138,895

Cost of product revenue                        43,275       33,216           81,211       65,719
Cost of contract revenue                        5,053        5,623            9,344       11,115
                                            -----------  -----------      -----------  -----------
Total cost of sales                            48,328       38,839           90,555       76,834

Gross profit                                   49,123       33,845          102,793       62,061

Operating expenses:
Research and development                       11,428        8,336           22,443       16,662
Sales, general and administrative               7,827        7,868           15,487       15,781
Loss on disposal of property and equipment        248          143              326          146
                                            -----------  -----------      -----------  -----------
Operating expenses                             19,503       16,347           38,256       32,589

Income from operations                         29,620       17,498           64,537       29,472

Non-operating income:
Gain (loss) on investments in securities       (1,992)           -           (1,874)           -
Other non-operating income                        123          407              128          410
Net interest income                             1,139          945            2,288        1,837
                                            -----------  -----------      -----------  -----------
Income before income taxes                     28,890       18,850           65,079       31,719

Income tax expense                              3,868        5,843           15,629        9,833
                                            -----------  -----------      -----------  -----------
Net income                                   $ 25,022     $ 13,007         $ 49,450     $ 21,886
                                            ===========  ===========      ===========  ===========

Earnings per share, diluted                  $   0.32     $   0.17         $   0.64     $   0.29
                                            ===========  ===========      ===========  ===========

Weighted average shares of common
   stock outstanding, basic                    75,383       74,206           74,443       74,190

Weighted average shares of common
   stock outstanding, diluted                  78,298       76,005           77,020       75,881

                                   CREE, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (in thousands, except per share data)




                                                       12/26/2004     6/27/2004
                                                       (Unaudited)    (Audited)
                                                       -----------    ----------
Assets:
Current assets:
Cash and equivalents and short term
   investments held to maturity                         $ 200,987     $ 158,163
Accounts receivable, net                                   53,732        47,766
Inventories, net                                           25,110        19,428
Deferred income taxes                                       2,560         2,560
Prepaid expenses and other current assets                   9,394         6,976
                                                       -----------    ----------
Total current assets                                      291,783       234,893

Property and equipment, net                               324,182       273,342
Long-term investments held to maturity                     85,692        72,730
Patents and license rights, net                            20,835        19,831
Marketable securities available for sale                   35,195        22,002
Other assets                                                2,187         5,202
                                                       -----------    ----------
Total assets                                            $ 759,874     $ 628,000
                                                       ===========    ==========

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable trade                                  $  38,639     $  25,102
Accrued salaries and other expenses                        10,840        11,443
Income tax payable                                         15,842             -
Deferred revenue                                            7,955         8,437
                                                       -----------    ----------
Total current liabilities                                  73,276        44,982

Long term liabilities:
Deferred income taxes                                       1,857         3,886
                                                       -----------    ----------
Total long term liabilities                                 1,857         3,886

Shareholders' Equity:
Common stock                                                   95            91
Additional paid in capital                                554,448       506,275
Other comprehensive income, net of tax                     13,609         5,627
Retained earnings                                         116,589        67,139
                                                       -----------    ----------
Total shareholders' equity                                684,741       579,132
                                                       -----------    ----------
Total liabilities and shareholders' equity              $ 759,874     $ 628,000
                                                       ===========    ==========

                                        CREE, INC.
                               OPERATING SEGMENT INFORMATION
                                      (in thousands)


                                          Three Months Ended          Six Months Ended
                                       12/26/2004   12/28/2003    12/26/2004   12/28/2003
                                       (Unaudited)  (Unaudited)   (Unaudited)  (Unaudited)
                                       -----------  -----------   -----------  -----------
Revenue:

Cree*                                   $ 95,937     $ 70,701      $190,398     $135,861
Cree Microwave                             1,514        1,983         2,950        3,034
                                       -----------  -----------   -----------  -----------
Total revenue                           $ 97,451     $ 72,684      $193,348     $138,895
                                       ===========  ===========   ===========  ===========

Net income (loss) before income taxes:

Cree*                                   $ 31,973     $ 21,440      $ 71,333     $ 37,711
Cree Microwave                            (3,083)      (2,590)       (6,254)      (5,992)
                                       -----------  -----------   -----------  -----------
Total net income before income taxes    $ 28,890     $ 18,850      $ 65,079     $ 31,719
                                       ===========  ===========   ===========  ===========



* Includes interest income and other segment operating results